MANAGEMENT'S REPORT
Southern Company and Subsidiary Companies 1996 Annual Report

The management of Southern Company has prepared -- and is responsible for -- the consolidated financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The company's system of internal accounting controls is evaluated on an ongoing basis by the company's internal audit staff. The company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of five directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Southern Company and its subsidiary companies in conformity with generally accepted accounting principles.


/s/ A. W. Dahlberg
A. W. Dahlberg
Chairman, President, and Chief Executive Officer

/s/ W. L. Westbrook
W. L. Westbrook
Financial Vice President, Chief Financial Officer,
and Treasurer

February 12, 1997

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and to the Stockholders of Southern Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Southern Company (a Delaware corporation) and subsidiary companies as of December 31, 1996 and 1995, and the related consolidated statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements (pages 10-31) referred to above present fairly, in all material respects, the financial position of Southern Company and subsidiary companies as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




/s/ Arthur Andersen LLP

Atlanta, Georgia
February 12, 1997

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Southern Company and Subsidiary Companies 1996 Annual Report


RESULTS OF OPERATIONS

Earnings and Dividends

Southern Company's 1996 financial results exceeded the strong performance recorded in 1995. The traditional core business of selling electricity in the Southeast remained strong, while non-traditional business results reflected a full year of South Western Electricity's (SWEB) operations. The acquisition of SWEB in late 1995 by Southern Energy, Inc. (Southern Energy) made a significant positive impact on non-traditional earnings. Net income of over $1.1 billion and earnings per share of $1.68 for 1996 both established record highs. Net income increased $24 million compared with the amount reported for 1995. Continued cost controls, steady demand for electricity, and growth in the non-traditional business were the dominant forces that favorably affected
1996 earnings.

   Costs related to work force reduction programs decreased earnings by $53 million or 8 cents per share and $17 million or 2 cents per share in 1996 and 1995, respectively. These costs are expected to be recovered through future savings in approximately two years following each program's implementation.

   In 1995, earnings were $1.1 billion or $1.66 per share -- up 14 cents from the per share amount reported in 1994. Earnings in 1995 were affected by a reduction in costs related to work force reduction programs, and much hotter temperatures when compared with 1994 results.

   Dividends paid on common stock during 1996 were $1.26 per share or 31 1/2 cents per quarter. During 1995 and 1994, dividends paid per share were $1.22 and $1.18, respectively. In January 1997, the Southern Company board of directors raised the quarterly dividend to 32 1/2 cents per share or an annual rate of $1.30 per share.

Acquisitions

Southern Energy owns and manages international and domestic non-traditional electric power production and delivery facilities for Southern Company. Southern Energy's acquisition of Consolidated Electric Power Asia (CEPA) closed in January 1997, and is not included in Southern Company's 1996 results. Southern Energy did acquire several businesses in late 1995 and 1994. These businesses have been included in the consolidated financial statements since the date of acquisition and are not reflected in prior periods. Therefore, changes in revenues and expenses for 1996 and for 1995 reflect significant amounts related to acquisitions, which were not fully reflected in each year being compared. To facilitate discussing the results of operations, Southern Energy's variances are shown separately and are predominantly acquisition related.

Revenues

Operating revenues increased in 1996 and 1995 as a result of the following factors:

                                     Increase (Decrease)
                                      From Prior Year
                                  ---------------------------------
                                     1996        1995      1994
                                  ----------------------------------
    Retail --                             (in millions)
       Change in base rates        $  (18)       $  -       $  3
       Sales growth                   142         177        153
       Weather                        (64)        143       (177)
      Fuel cost recovery and
          other                         2         134       (107)
    ---------------------------------------------------------------
    Total retail                       62         454       (128)
    ---------------------------------------------------------------
    Sales for resale --
       Within service area             10          39        (87)
       Outside service area            14         (90)      (108)
    ---------------------------------------------------------------
    Total sales for resale             24         (51)      (195)
    Southern Energy                 1,040         458        131
    Other operating revenues           52          22          -
    ---------------------------------------------------------------
    Total operating revenues       $1,178        $883       $192)
    ===============================================================
    Percent change                   12.8%       10.6%      (2.3)%
    ---------------------------------------------------------------

    Retail revenues of $7.7 billion in 1996 increased 0.8 percent from last year, compared with an increase of 6.4 percent in 1995. Under fuel cost recovery provisions, fuel revenues generally equal fuel expense -- including the fuel component of purchased energy -- and do not affect net income.

    Sales for resale revenues within the service area were $409 million in 1996, up 2.5 percent from the prior year. Revenues from sales for resale within the service area were $399 million in 1995, up 11 percent from the prior year. This increase in 1995 resulted primarily from the prolonged hot summer weather, which increased the demand for electricity.

Southern Company and Subsidiary Companies 1996 Annual Report


    Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost.

                        1996          1995          1994
                        ----------------------------------
                                  (in millions)
   Capacity             $217          $237          $276
   Energy                176           151           176
   -------------------------------------------------------
   Total                $393          $388          $452
   =======================================================

    Capacity revenues decreased in 1996 because the amount of capacity under contract declined slightly in 1996 and by 100 megawatts in 1995. Additional declines in capacity are not scheduled until after 1999.

    Changes in traditional core business revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour sales for 1996 and the percent change by year were as follows:


 (billions of
  kilowatt-hours)           Amount            Percent Change
                        -------------  ----------------------------
                               1996       1996     1995     1994
                        -------------  ----------------------------
Residential                    40.1        2.5%     9.2%    (2.6)%
Commercial                     38.0        5.7      5.5      3.8
Industrial                     52.8        2.2      2.7      3.2
Other                           0.9        5.7      2.1      3.8
                        -------------
Total retail                  131.8        3.3      5.4      1.6
Sales for resale --
  Within service area          10.9       15.4     16.2    (38.5)
  Outside service area         10.8       17.9    (15.1)   (13.5)
                        -------------
Total                         153.5        5.0      4.4     (3.4)
===================================================================

    The rate of increase in 1996 retail energy sales continued to be strong. The number of customers served increased by nearly 71,000 during the year. Residential energy sales experienced only moderate gains as a result of milder summer weather in 1996, compared with the extremely hot summer of 1995. Commercial and industrial sales continue to show slight gains in excess of the national average. This reflects the strength of business and economic conditions in Southern Company's traditional service area. Energy sales to retail customers are projected to increase at an average annual rate of 2.1 percent during the period 1997 through 2007.

    Energy sales for resale outside the service area are predominantly unit power sales under long-term contracts to Florida utilities. Economy sales and amounts sold under short-term contracts are also sold for resale outside the service area. Sales to customers outside the service area increased in 1996 and declined in 1995 when compared with the prior year. However, these fluctuations in energy sales have minimal effect on earnings because Southern Company is paid for dedicating specific amounts of its generating capacity to these utilities outside the service area.

Expenses

Total operating expenses of $8.5 billion for 1996 increased $1.2 billion compared with the prior year. Traditional core business expenses increased $240 million. Southern Energy's expenses increased $970 million. The large increase for Southern Energy resulted primarily from SWEB, which was acquired in late 1995. The costs to produce and deliver electricity for the traditional core business in 1996 increased by $79 million to meet higher energy demands. Also, costs related to work force reduction programs increased expenses by $58 million. Depreciation expenses and property taxes increased by $50 million as a result of additional utility plant being placed into service. The amortization of deferred expenses related to Plant Vogtle increased by $13 million in 1996 when compared with the prior year.

    In 1995, operating expenses of $7.3 billion increased 11 percent compared with 1994. Traditional core business expenses increased $322 million. Southern Energy's expenses increased $390 million. Total production costs for the core business were up $120 million. Depreciation expense and taxes other than income taxes increased $78 million. Also, the amortization of deferred Plant Vogtle expenses increased $49 million compared with the amount in 1994.

    Fuel costs constitute the single largest expense for Southern Company. The mix of fuel sources for generation of electricity is determined primarily by

Southern Company and Subsidiary Companies 1996 Annual Report

system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated -- within the core business service area -- were as follows:


                                      1996      1995      1994
                                   ----------------------------
Total generation
   (billions of kilowatt-hours)        156       147       142
Sources of generation
   (percent) --
     Coal                               77        77        75
     Nuclear                            17        17        19
     Hydro                               4         4         5
     Oil and gas                         2         2         1
Average cost of fuel per net
   kilowatt-hour generated
      (cents) --
       Coal                           1.65      1.73      1.80
       Nuclear                        0.52      0.56      0.56
       Oil and gas                    5.20      3.37      3.99
Total                                 1.48      1.53      1.56
---------------------------------------------------------------

   Fuel and purchased power costs of $3.3 billion in 1996 increased $731 million compared with 1995. Traditional core business increased $49 million and Southern Energy increased $682 million because of the acquisition of SWEB in late 1995. The traditional core business's customer demand for electricity rose by 7.9 billion kilowatt-hours more than in 1995. The additional cost to meet the demand was offset slightly by a lower average cost of fuel per net kilowatt-hour generated. Fuel and purchased power expenses of $2.6 billion in 1995 increased $282 million compared with the prior year. Traditional core business accounted for $73 million of the increase because of higher energy sales.

   For 1996, total income taxes decreased $12 million compared with the prior year. Traditional core business income taxes decreased $47 million, and Southern Energy increased $35 million. The decrease was attributable to less taxable income from core business operations. For 1995, income taxes rose $84 million above the amount reported for 1994. Traditional core business increased $65 million and Southern Energy accounted for the remainder.

    Total gross interest charges and preferred stock dividends increased $19 million from amounts reported in the previous year. These costs for core business continued to decline by $71 million, but Southern Energy's interest charges increased. The decline in costs for core business was attributable to lower interest rates and continued refinancing activities in 1996. In 1995, these costs for core business decreased $12 million. As a result of favorable market conditions, $574 million in 1996, $1.1 billion in 1995, and $1.0 billion in 1994 of senior securities were issued for the primary purpose of retiring higher-cost securities.

Effects of Inflation

Southern Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on Southern Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a less regulated more competitive environment, with non-traditional business becoming more significant.

   Work force reduction programs have reduced earnings by $53 million, $17 million, and $61 million for the years 1996, 1995, and 1994, respectively. These actions will assist in efforts to control growth in future operating expenses.

   Future earnings in the near term will depend upon growth in energy sales, which are subject to a number of factors. Traditionally, these factors have included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the company's service area. However, the Energy Policy Act of 1992 (Energy Act) is having a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. Southern Company is positioning its business to meet the challenge of this major change

Southern Company and Subsidiary Companies 1996 Annual Report

in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. Southern Company is aggressively working to maintain and expand its share of wholesale sales in the Southeastern power markets.

     Various federal and state initiatives designed to promote wholesale and retail competition, among other things, include proposals that would allow customers to choose their electricity provider. As the initiatives materialize, the structure of the utility industry could radically change. Certain initiatives could result in a change in the ownership and/or operation of generation and transmission facilities. Numerous issues must be resolved, including significant ones relating to transmission pricing and recovery of stranded investments. Being a low-cost producer could provide significant opportunities to increase market share and profitability in markets that evolve with changing regulation. Unless Southern Company remains a low-cost producer and provides quality service, the company's retail energy sales growth could be limited, and this could significantly erode earnings.

    The Energy Act amended the Public Utility Holding Company Act of 1935 (PUHCA). The amendment allows holding companies to form exempt wholesale generators and foreign utility companies to sell power largely free of regulation under PUHCA. These entities are able to sell power to affiliates -- under certain restrictions -- and to own and operate power generating facilities in other domestic and international markets. To take advantage of existing and evolving opportunities, Southern Energy-- founded in 1981 -- is focusing on international and domestic cogeneration, the independent power market, and the privatization of generating and distribution facilities in the international market. As the marketplace evolves, Southern Energy is positioning the company to become a major competitor for providing energy-related services, including energy trading and marketing. Also, Southern Energy is expanding the business through acquisitions. In late 1995, SWEB was acquired for approximately $1.8 billion. In July 1996, a 25 percent interest in SWEB was sold. The acquisition of an 80 percent interest in CEPA for a total net investment of some $2.1 billion was completed in early 1997. For additional information on these acquisitions, see Note 14 to the financial statements.

    The CEPA acquisition is expected to be slightly dilutive in the near term. However, Southern Energy's investments should increase the opportunities for long-term future earnings growth. At December 31, 1996, Southern Energy's total assets amounted to $4.9 billion, and with the inclusion of CEPA assets will be nearly $10 billion.

    Rates to retail customers served by the system operating companies are regulated by the respective state public service commissions in Alabama, Florida, Georgia, and Mississippi. Rates for Alabama Power and Mississippi Power are adjusted periodically within certain limitations based on earned retail rate of return compared with an allowed return. See Note 3 to the financial statements for information about other retail and wholesale regulatory matters.

   The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry -- including Southern Company's -- regarding the recognition, measurement, and classification of decommissioning costs for nuclear generating facilities in the financial statements. In response to these questions, the Financial Accounting Standards Board (FASB) has decided to review the accounting for liabilities related to closure and removal of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of closing and removing Southern Company's nuclear and other facilities may be required to be recorded as liabilities in the Consolidated Balance Sheets. Also, the annual provisions for such costs could change. Because of the company's current ability to recover closure and removal costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

   Southern Company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

   Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

Southern Company and Subsidiary Companies 1996 Annual Report

   The operating companies are subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of a company's operations is no longer subject to these provisions, the company would be required to write off related regulatory assets and liabilities, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

FINANCIAL CONDITION

Overview

Southern Company's financial condition continues to remain strong. Earnings per share set a record high in 1996. Net income continued to increase in 1996 and exceeded $1.1 billion. Based on this performance, in January 1997, the Southern Company board of directors increased the common stock dividend for the sixth consecutive year.

    Gross property additions to utility plant were $1.2 billion. The majority of funds needed for gross property additions since 1993 have been provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes. The Consolidated Statements of Cash Flows provide additional details.

   Southern Company uses financial derivatives on a limited basis to mitigate business risks. At December 31, 1996, the credit and price risks for derivatives outstanding were not material to the financial statements. See Note 1 to the financial statements under "Financial Instruments" for additional information.

Capital Structure

Southern Company achieved a ratio of common equity to total capitalization -- including short-term debt -- of 45.1 percent in 1996, compared with 42.4 percent in 1995, and 44.4 percent in 1994. The company's goal is to maintain the common equity ratio generally within a range of 40 percent to 45 percent.

    During 1996, the subsidiary companies sold $85 million of first mortgage bonds and, through public authorities, $167 million of pollution control revenue bonds. Preferred securities of $322 million were issued in 1996. The companies continued to reduce financing costs by retiring higher-cost bonds and preferred stock. Retirements, including maturities, of bonds totaled $600 million during 1996, $1.3 billion during 1995, and $973 million during 1994. Retirements of preferred stock totaled $179 million during 1996, and $1 million a year during 1995 and 1994. As a result, the composite interest rate on long-term debt decreased from 7.6 percent at December 31, 1993, to 6.9 percent at December 31, 1996. During this same period, the composite dividend rate on preferred stock declined from 6.4 percent to 6.2 percent.

    In 1996, Southern Company raised $171 million from the issuance of new common stock under the company's various stock plans. At the close of 1996, the company's common stock had a market value of 225/8 per share, compared with a book value of $13.61 per share. The market-to-book value ratio was 166 percent at the end of 1996, compared with 188 percent at year-end 1995, and 160 percent at year-end 1994.

Capital Requirements for Construction

The construction program of Southern Company is budgeted at $1.4 billion for 1997, $1.3 billion for 1998, and $1.4 billion for 1999. The total is $4.1 billion for the three years. Actual construction costs may vary from this estimate because of changes in such factors as: business conditions; environmental regulations; nuclear plant regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures for the operating companies will be fully recovered.

    The operating companies do not have any traditional baseload generating plants under construction, and current energy demand forecasts do not require any traditional baseload facilities until well into the future. Significant construction of transmission and distribution facilities and upgrading of generating plants will be continuing.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $1.2 billion will be required by the end of 1999 for present sinking fund requirements and maturities of long-term debt. Also, the subsidiaries will continue to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Southern Company and Subsidiary Companies 1996 Annual Report

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- impacts Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of the company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

    In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. Southern Company's sulfur dioxide compliance strategy is designed to use allowances as a compliance option.

   Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. This compliance strategy resulted in unused emission allowances being banked for later use. Construction expenditures for Phase I compliance totaled approximately $310 million.

    For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired units as required to meet Phase II limits. Therefore, current compliance strategy could require total Phase II estimated construction expenditures of approximately $80 million, of which $60 million remains to be spent. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

    An average increase of up to 1 percent in revenue requirements from customers could be necessary to fully recover the cost of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

    A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    The EPA and state environmental regulatory agencies are reviewing and evaluating various matters including: revisions to the ambient air quality standards for ozone and particulate matter; emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

    Southern Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the subsidiaries could incur substantial costs to clean up properties. The subsidiaries conduct studies to determine the extent of any required cleanup costs and have recognized in their respective financial statements costs to clean up known sites. These costs for Southern Company amounted to $8 million a year for 1995 and 1994. In 1996, the company was reimbursed $6 million for amounts previously expensed. Additional sites may require environmental remediation for which the subsidiaries may be liable for a portion or all required cleanup costs. See Note 3 to the financial statements for information regarding Georgia Power's potentially responsible party status at a site in Brunswick, Georgia.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of Southern Company's operations. The full impact of any such changes cannot be determined at this time.

    Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Southern Company. The impact of new legislation -- if

Southern Company and Subsidiary Companies 1996 Annual Report

any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

Southern Company plans to issue additional equity capital in 1997. The amount and timing of additional equity capital to be raised in 1997 -- as well as in subsequent years -- will be contingent on Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans. Any portion of the common stock required during 1997 for the company's stock plans that is not provided from the issuance of new stock will be acquired on the open market in accordance with the terms of such plans.

    The operating companies plan to obtain the funds required for construction and other purposes from sources similar to those used in the past, which was primarily from internal sources. However, the type and timing of any financings -- if needed -- will depend on market conditions and regulatory approval.

    To meet short-term cash needs and contingencies, Southern Company had approximately $445 million of cash and cash equivalents and $4.1 billion of unused credit arrangements with banks at the beginning of 1997.

    To issue additional first mortgage bonds and preferred stock, the operating companies must comply with certain earnings coverage requirements designated in their mortgage indentures and corporate charters. The ability to issue securities in the future will depend on coverages at that time. Currently, each of the operating companies expects to have adequate coverage ratios for anticipated requirements through at least 1999.

CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 1996, 1995, and 1994
Southern Company and Subsidiary Companies 1996 Annual Report

-------------------------------------------------------------------------------------------------------------------------------
                                                                                           1996           1995            1994
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                 (in millions)
Operating Revenues                                                                      $10,358         $9,180          $8,297
-------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
     Fuel                                                                                 2,245          2,126           2,058
     Purchased power                                                                      1,103            491             277
     Other                                                                                1,860          1,626           1,505
Maintenance                                                                                 782            683             660
Depreciation and amortization                                                               996            904             821
Amortization of deferred Plant Vogtle costs, net                                            137            124              75
Taxes other than income taxes                                                               634            535             475
Income taxes                                                                                747            805             711
-------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                                  8,504          7,294           6,582
-------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                          1,854          1,886           1,715
Other Income:
Allowance for equity funds used during construction                                           4              5              11
Interest income                                                                              54             38              32
Other, net                                                                                   42            (65)            (28)
Income taxes applicable to other income                                                     (10)            36              26
-------------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                                            1,944          1,900           1,756
-------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                                                  530            557             568
Allowance for debt funds used during construction                                           (19)           (20)            (18)
Interest on notes payable                                                                   107             63              33
Amortization of debt discount, premium, and expense, net                                     33             44              30
Other interest charges                                                                       46             43              47
Minority interest in subsidiaries                                                            13             13              20
Distributions on preferred securities of subsidiary companies                                22              9               -
Preferred dividends of subsidiary companies                                                  85             88              87
-------------------------------------------------------------------------------------------------------------------------------
Interest charges and other, net                                                             817            797             767
-------------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                                                 $ 1,127         $1,103           $ 989
===============================================================================================================================
Common Stock Data:
     Average number of shares of common stock outstanding (in millions)                     673            665             650
     Earnings per share of common stock                                                   $1.68          $1.66           $1.52
     Cash dividends paid per share of common stock                                        $1.26          $1.22           $1.18
-------------------------------------------------------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1996, 1995, and 1994

-------------------------------------------------------------------------------------------------------------------------------
                                                                                           1996           1995            1994
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in millions)
Balance at Beginning of Year                                                             $3,483         $3,191          $2,968
Consolidated net income                                                                   1,127          1,103             989
-------------------------------------------------------------------------------------------------------------------------------
                                                                                          4,610          4,294           3,957
Cash dividends on common stock                                                              846            811             766
Balance at End of Year (Note 9)                                                          $3,764         $3,483          $3,191
===============================================================================================================================

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1996, 1995, and 1994
Southern Company and Subsidiary Companies 1996 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                              1996               1995               1994
---------------------------------------------------------------------------------------------------------------------------
                                                                                             (in millions)
Operating Activities:
Consolidated net income                                                    $ 1,127            $ 1,103             $  989
Adjustments to reconcile consolidated net income
     to net cash provided by operating activities --
         Depreciation and amortization                                       1,201              1,134              1,050
         Deferred income taxes and investment tax credits                       57                117                 (4)
         Allowance for equity funds used during construction                    (4)                (5)               (11)
         Amortization of deferred Plant Vogtle costs, net                      137                124                 75
         Gain on asset sales                                                   (59)               (33)               (52)
         Other, net                                                             79                (52)                45
         Changes in certain current assets and liabilities --
            Receivables, net                                                   (92)              (109)               114
            Fossil fuel stock                                                   57                 28               (110)
            Materials and supplies                                              47                 11                (18)
            Accounts payable                                                    19               (138)                81
            Other                                                             (168)               135                (48)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                  2,401              2,315              2,111
---------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                    (1,229)            (1,401)            (1,536)
Southern Energy business acquisitions                                            -             (1,416)              (405)
Sales of property                                                              211                287                171
Other                                                                         (275)               153                (87)
---------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                      (1,293)            (2,377)            (1,857)
---------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds --
     Common stock                                                              171                277                279
     Preferred securities                                                      322                  -                100
     First mortgage bonds                                                       85                375                185
     Other long-term debt                                                    1,570              1,805              1,188
Retirements --
     Preferred stock                                                          (179)                (1)                (1)
     First mortgage bonds                                                     (426)              (538)              (241)
     Other long-term debt                                                   (1,754)              (902)            (1,039)
Increase (decrease) in notes payable, net                                     (268)               727                 37
Payment of common stock dividends                                             (846)              (811)              (766)
Miscellaneous                                                                 (110)              (237)               (35)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities                      (1,435)               695               (293)
---------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                          (327)               633                (39)
Cash and Cash Equivalents at Beginning of Year                                 772                139                178
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                   $   445            $   772             $  139
===========================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest (net of amount capitalized)                                     $677               $622               $618
     Income taxes                                                             $652               $645               $716
Southern Energy business acquisitions --
     Fair value of assets acquired                                              $-             $2,745               $604
     Less cash paid for common stock                                             -              1,416                405
---------------------------------------------------------------------------------------------------------------------------
Liabilities assumed                                                             $-             $1,329               $199
===========================================================================================================================
The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS
At December 31, 1996 and 1995
Southern Company and Subsidiary Companies 1996 Annual Report


------------------------------------------------------------------------------------------------------------------
Assets                                                                                       1996            1995
------------------------------------------------------------------------------------------------------------------
                                                                                                (in millions)

Utility Plant:
Plant in service (Note 1)                                                                 $33,260         $31,878
Less accumulated provision for depreciation                                                10,921          10,067

------------------------------------------------------------------------------------------------------------------
                                                                                           22,339          21,811
Nuclear fuel, at amortized cost                                                               246             225
Construction work in progress (Note 4)                                                        684             990

------------------------------------------------------------------------------------------------------------------
Total                                                                                      23,269          23,026
------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Argentine operating concession, being amortized                                               416             431
Goodwill (Note 14)                                                                            318             344
Nuclear decommissioning trusts                                                                279             201
Miscellaneous                                                                                 488             317
------------------------------------------------------------------------------------------------------------------
Total                                                                                       1,501           1,293
------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                                     445             772
Special deposits                                                                               44             156
Receivables, less accumulated provisions for uncollectible accounts
      of $32 million in 1996 and $37 million in 1995                                        1,458           1,366
Fossil fuel stock, at average cost                                                            270             327
Materials and supplies, at average cost                                                       510             552
Prepayments                                                                                   253             266
Vacation pay deferred                                                                          77              74
------------------------------------------------------------------------------------------------------------------
Total                                                                                       3,057           3,513
------------------------------------------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes (Note 8)                                           1,302           1,386
Deferred Plant Vogtle costs                                                                   171             308
Debt expense, being amortized                                                                  78              68
Premium on reacquired debt, being amortized                                                   289             295
Miscellaneous                                                                                 625             633
------------------------------------------------------------------------------------------------------------------
Total                                                                                       2,465           2,690
------------------------------------------------------------------------------------------------------------------
Total Assets                                                                              $30,292         $30,522
==================================================================================================================
The accompanying notes are an integral part of these balance sheets.

CONSOLIDATED BALANCE SHEETS
At December 31, 1996 and 1995
Southern Company and Subsidiary Companies 1996 Annual Report


----------------------------------------------------------------------------------------------------------------------
Capitalization and Liabilities                                                                   1996            1995
----------------------------------------------------------------------------------------------------------------------
                                                                                                    (in millions)
Capitalization (See accompanying statements):
Common stock equity                                                                           $ 9,216         $ 8,772
Preferred stock of subsidiaries                                                                   980           1,332
Subsidiary obligated mandatorily redeemable preferred securities                                  422             100
Long-term debt                                                                                  7,935           8,274
----------------------------------------------------------------------------------------------------------------------
Total                                                                                          18,553          18,478
----------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Amount of securities due within one year                                                          364             509
Notes payable                                                                                   1,483           1,670
Accounts payable                                                                                  788             785
Customer deposits                                                                                 132             216
Taxes accrued-
    Federal and state income                                                                       12              93
    Other                                                                                         193             179
Interest accrued                                                                                  187             199
Vacation pay accrued                                                                              104             100
Miscellaneous                                                                                     535             530
----------------------------------------------------------------------------------------------------------------------
Total                                                                                           3,798           4,281
----------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                                      4,738           4,611
Deferred credits related to income taxes (Note 8)                                                 879             936
Accumulated deferred investment tax credits                                                       788             820
Employee benefits provisions                                                                      439             431
Minority interest                                                                                 375             231
Prepaid capacity revenues                                                                         122             131
Department of Energy assessments                                                                   81              86
Disallowed Plant Vogtle capacity buyback costs                                                     57              59
Storm damage reserves                                                                              35              31
Miscellaneous                                                                                     427             427
----------------------------------------------------------------------------------------------------------------------
Total                                                                                           7,941           7,763
----------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 3, 4, 5, 7, 13, and 14)
Total Capitalization and Liabilities                                                          $30,292         $30,522
======================================================================================================================
The accompanying notes are an integral part of these balance sheets.


CONSOLIDATED STATEMENTS OF CAPITALIZATION
At December 31, 1996 and 1995
Southern Company and Subsidiary Companies 1996 Annual Report


------------------------------------------------------------------------------------------------------------------------
                                                                         1996          1995          1996         1995
------------------------------------------------------------------------------------------------------------------------
                                                                           (in millions)          (percent of total)
Common Stock Equity:
Common stock,  par value  $5 per share --
     Authorized  --  1 billion shares
     Outstanding -- 1996:  677 million shares
                    1995:  670 million shares                          $3,385        $3,348
Paid-in capital                                                         2,067         1,941
Retained earnings (Note 9)                                                            3,483
------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                               9,216         8,772          49.7%        47.5%
------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
     4.20% to 5.96%                                                       199           199
     6.32% to 7.88%                                                       130           205
$25 par or stated value --
     $1.90 to $2.125                                                      191           295
     6.40% to 7.60%                                                       323           323
Auction rates -- at January 1, 1997:
     4.01% to 4.09%                                                        70            70
Adjustable rates  --  at January 1, 1997:
     5.01% to 5.66%                                                       240           240
------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $72 million)                      1,153         1,332
Less amount due within one year                                           173             -
------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                                980         1,332           5.3          7.2
------------------------------------------------------------------------------------------------------------------------
Subsidiary Obligated Mandatorily
   Redeemable Preferred Securities (Note 10):
$25 liquidation value
     7.375%                                                                97             -
     7.75%                                                                225             -
     9%                                                                   100           100
------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $34 million)                    422           100           2.3          0.5
------------------------------------------------------------------------------------------------------------------------

At December 31, 1996 and 1995
Southern Company and Subsidiary Companies 1996 Annual Report

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      1996          1995         1996        1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        (in millions)          (percent of total)
Long-Term Debt of Subsidiaries:
First mortgage bonds --
     Maturity                           Interest Rates
     1996                               4 1/2 %                                          -            60
     1996                               4 3/4 %                                          -           150
     1996                               8.665%                                           -             6
     1997                               5 7/8 %                                         25            25
     1997                               8.665%                                           7             7
     1998                               5% to 8.665%                                   238           238
     1999                               6 1/8% to 8.665%                               373           373
     2000                               6% to 8.665%                                   349           349
     2001                               8.665%                                           9             9
     2002 through 2006                  6.07% to 8.665%                              1,017           962
     2007 through 2011                  6 7/8% to 9%                                   292           293
     2012 through 2016                  8.665%                                          85            85
     2017 through 2021                  8.665% to 9 1/4%                               228           376
     2022 through 2026                  6 7/8% to 9%                                 1,497         1,528
-----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                           4,120         4,461
Other long-term debt (Note 11)                                                       4,084         4,403
Unamortized debt premium (discount), net                                               (78)          (81)
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $564 million)                                                    8,126         8,783
Less amount due within one year (Note 12)                                              191           509
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                                  7,935         8,274         42.7        44.8
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                               $18,553       $18,478        100.0%      100.0%
===================================================================================================================================



CONSOLIDATED STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1996, 1995, and 1994


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      1996         1995      1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              (in millions)
Balance at Beginning of Year                                                                        $1,941       $1,712    $1,503
Proceeds from sales of common stock over the par value  --  7.5 million,
     13.0 million, and  13.9 million shares in 1996, 1995, and 1994, respectively                      133          212       209
Miscellaneous                                                                                           (7)          17         -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at End of Year                                                                              $2,067       $1,941    $1,712
===================================================================================================================================

NOTES TO FINANCIAL STATEMENTS
Southern Company and Subsidiary Companies 1996 Annual Report


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Southern Company is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), The Southern Development and Investment Group (Southern Development), and other direct and indirect subsidiaries. The operating companies -- Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric -- provide electric service in four southeastern states. Contracts among the operating companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Energy designs, builds, owns, and operates power production and delivery facilities and provides a broad range of energy related services in the United States and international markets. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Development develops new business opportunities related to energy products and services.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both the company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The operating companies also are subject to regulation by the FERC and their respective state regulatory commissions. The companies follow generally accepted accounting principles and comply with the accounting policies and practices prescribed by their respective commissions. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates. All material intercompany items have been eliminated in consolidation.

    The consolidated financial statements reflect investments in majority-owned or controlled subsidiaries on a consolidated basis and other investments on an equity basis. Certain prior years' data presented in the consolidated financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The operating companies are subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the operating companies associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Consolidated Balance Sheets at December 31 relate to the following:

                                              1996         1995
                                         ------------------------
                                              (in millions)
Deferred income taxes                       $1,302       $1,386
Deferred Plant Vogtle costs                    171          308
Premium on reacquired debt                     289          295
Demand-side programs                            44           79
Department of Energy assessments                69           73
Vacation pay                                    77           74
Deferred fuel charges                           29           49
Postretirement benefits                         38           53
Work force reduction costs                      48           56
Deferred income tax credits                   (879)        (936)
Storm damage reserves                          (32)         (23)
Other, net                                     114           98
-----------------------------------------------------------------
Total                                       $1,270       $1,512
=================================================================

    In the event that a portion of the operating companies' operations is no longer subject to the provisions of Statement No. 71, the companies would be required to write off related regulatory assets and liabilities. In addition, the operating companies would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The operating companies accrue revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The operating companies' electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues

Southern Company and Subsidiary Companies 1996 Annual Report

are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

    The operating companies have a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1996, uncollectible accounts continued to average less than 1 percent of revenues.

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $142 million in 1996, $140 million in 1995, and $152 million in 1994. Alabama Power and Georgia Power have contracts with the U.S. Department of Energy (DOE) that provide for the permanent disposal of spent nuclear fuel. Although disposal was scheduled to begin in 1998, the actual year this service will begin is uncertain. Sufficient storage capacity currently is available to permit operation into 2003 at Plant Hatch, into 2008 at Plant Vogtle, and into 2010 and 2013 at Plant Farley units 1 and 2, respectively. Activities for adding dry cast storage capacity at Plant Hatch by as early as 1999 are in progress.

    Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This assessment is being paid over a 15-year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. Alabama Power and Georgia Power -- based on its ownership interests -- estimate their respective remaining liability at December 31, 1996, under this law to be approximately $37 million and $30 million, respectively. These obligations are recorded in the Consolidated Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.3 percent in 1996, 3.3 percent in 1995, and 3.2 percent in 1994. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities and removal of other facilities.

    Georgia Power recorded additional depreciation of electric plant amounting to $24 million in 1996 and $6 million in 1995. See Note 3 under "Georgia Power Retail Accounting Order" for additional information.

    In 1988, the Nuclear Regulatory Commission (NRC) adopted regulations requiring all licensees operating commercial power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. Alabama Power and Georgia Power have external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over periods approved by the respective state public service commissions. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. Alabama Power and Georgia Power have filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

    Site study cost is the estimate to decommission a specific facility as of the site study year, and ultimate cost is the estimate to decommission a specific facility as of retirement date. The estimated costs of decommissioning

Southern Company and Subsidiary Companies 1996 Annual Report

-- both site study costs and ultimate costs -- at December 31, 1996, for Alabama Power's Plant Farley and Georgia Power's ownership interests in plants Hatch and Vogtle were as follows:

                                    Plant      Plant      Plant
                                   Farley      Hatch     Vogtle
                                 --------------------------------
Site study basis (year)              1993       1994       1994

Decommissioning periods:
   Beginning year                    2017       2014       2027
   Completion year                   2029       2027       2038
-----------------------------------------------------------------
                                          (in millions)
Site study costs:
   Radiated structures               $489       $294       $233
   Non-radiated structures             89         41         52
-----------------------------------------------------------------
Total                                $578       $335       $285
=================================================================

Ultimate costs:
   Radiated structures             $1,504       $781     $1,018
   Non-radiated structures            274        111        230
-----------------------------------------------------------------
Total                              $1,778       $892     $1,248
=================================================================


                                       Plant    Plant    Plant
                                       Farley   Hatch   Vogtle
                                     ---------------------------
                                            (in millions)

Amount expensed in 1996                 $18     $11       $9

Accumulated provisions:
   Balance in external trust
      funds                            $149    $ 79      $51
   Balance in internal reserves          47      27       13
----------------------------------------------------------------
Total                                  $196    $106      $64
================================================================

Significant assumptions:
   Inflation rate                       4.5%    4.4%     4.4%
   Trust earning rate                   7.0     6.0      6.0
----------------------------------------------------------------

    Annual provisions for nuclear decommissioning are based on an annuity method as approved by the respective state public service commissions. All of Alabama Power's decommissioning costs are approved for ratemaking. For Georgia Power, only the costs to decommission the radioactive portion of the plants are included in cost of service. Alabama Power and Georgia Power expect their respective state public service commissions to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.

    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, or changes in the assumptions used in making estimates.

Income Taxes

Southern Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Plant Vogtle Phase-In Plans

In 1987, 1989, and 1991, the Georgia Public Service Commission (GPSC) ordered that the allowed costs of Plant Vogtle, a two-unit nuclear facility of which Georgia Power owns 45.7 percent, be phased into rates. Each GPSC order called for recovery of deferred costs within 10 years. Under these plans, all allowed costs will be recovered by 1999.

Allowance for Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used by the operating companies to calculate AFUDC during the years 1994 through 1996 ranged from a before-income-tax rate of 5.1 percent to 9.8 percent. AFUDC, net of income tax, as a percent of consolidated net income was 1.4 percent in 1996, 1.6 percent in 1995, and 2.3 percent in 1994.

Utility Plant

Utility plant is stated at original cost less regulatory disallowances. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is

Southern Company and Subsidiary Companies 1996 Annual Report

charged to maintenance expense. The cost of replacements of property -- exclusive of minor items of property -- is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Consolidated Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

Southern Company engages in price risk management activities for trading and non-trading purposes. Activities for non-trading purposes consist of transactions that are employed to mitigate Southern Company's risk related to interest rate and foreign currency fluctuations. Gains and losses arising from effective hedges of existing assets, liabilities, or firm commitments are deferred and recognized when the offsetting gains and losses are recognized on the related hedged items. At December 31, 1996, the credit risk for derivatives outstanding was not material to the financial statements. Southern Company regularly monitors its foreign currency exposure and ensures that hedge contract amounts do not exceed the amount of underlying exposures. At December 31, 1996, the status of outstanding non-trading related derivative contracts was as follows:


                        Year Of
                      Maturity or       Notional     Unrealized
Type                  Termination        Amount      Gain (Loss)
----------------------------------     ---------------------------
                                            (in millions)
Interest rate
   swaps:             1999-2011              $158       $(7)
                      2001-2012        (pound)500      $(13)
Cross currency
   swaps              2001-2006        (pound)405      $(38)
-----------------------------------------------------------------
(pound) - Denotes British pound sterling.

    During 1996, Southern Energy began trading activities by offering price risk management services related to commodities associated with the domestic energy industry -- electricity and natural gas. Southern Energy provides these services through a variety of financial instruments. These transactions are accounted for using the mark-to-market method of accounting. Under this method, unrealized gains or losses resulting from the impact of price movements are recognized as net gains or losses in the consolidated statements of income. The market prices used to value these transactions reflect management's best estimates considering various factors including: closing exchange quotations, over-the-counter quotations, liquidity of the position, time value, and volatility factors underlying the commitments. Net trading gains and losses were insignificant to the financial statements for the year ended December 31, 1996. Also, outstanding contracts at December 31, 1996, were not material to the financial statements.

    South Western Electricity (SWEB)--a British distribution company owned by Southern Energy--has contracts to mitigate its exposure to volatility in the prices of electricity purchased through the wholesale electricity market. These contracts are in place to hedge a portion of electricity purchases of approximately 28 billion kilowatt-hours through the year 2008. This represents approximately two years of electricity purchases for SWEB based on current volumes. Accordingly, the gains or losses realized on such contracts are deferred and recognized as electricity is purchased. It is not possible to estimate the fair value of these contracts due to the absence of a trading market.

    Other Southern Company financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                         Carrying           Fair
                                           Amount          Value
                                       --------------------------
                                             (in millions)
Long-term debt:
    At December 31, 1996                   $7,975         $8,122
    At December 31, 1995                    8,636          8,935
Preferred securities:
    At December 31, 1996                      422            427
    At December 31, 1995                      100            114
-----------------------------------------------------------------

    The fair values for long-term debt and preferred securities were based on either closing market price or closing price of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Southern Company and Subsidiary Companies 1996 Annual Report

2.   RETIREMENT BENEFITS

Pension Plan

The system companies have defined benefit, trusteed, pension plans that cover substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat-dollar benefit. Primarily, the companies use the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trusts are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

In the United States, Southern Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for such benefits when they retire. Trusts are funded to the extent deductible under federal income tax regulations or to the extent required by the operating companies' respective regulatory commissions. Amounts funded are primarily invested in debt and equity securities.

    FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." In October 1993, the GPSC ordered Georgia Power to phase in the adoption of Statement No. 106 to cost of service over a five-year period, whereby one-fifth of the additional costs was expensed in 1993 and the remaining costs were deferred. An additional one-fifth of the costs is being expensed each succeeding year until the costs are fully reflected in cost of service in 1997. The costs deferred during the five-year period will be amortized to expense over a 15-year period beginning in 1998. For the other operating companies, the cost of postretirement benefits is reflected in rates on a current basis.

Funded Status and Cost of Benefits

The following tables show actuarial results and assumptions for pension and postretirement insurance benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:


                                                    Pension
                                           -----------------------
                                               1996           1995
                                           -----------------------
                                                (in millions)
Actuarial present value of benefit obligation:
    Vested benefits                           $2,730       $2,643
    Non-vested benefits                          119           97
------------------------------------------------------------------
Accumulated benefit obligation                 2,849        2,740
Additional amounts related to
    projected salary increases                   775          705
------------------------------------------------------------------
Projected benefit obligation                   3,624        3,445
Less:
    Fair value of plan assets                  5,212        4,725
    Unrecognized net gain                     (1,314)      (1,025)
    Unrecognized prior service cost              135           60
    Unrecognized transition asset               (114)        (126)
------------------------------------------------------------------
Prepaid asset recognized in the
    Consolidated Balance Sheets               $  295       $  189
==================================================================


                                        Postretirement Benefits
                                      ----------------------------
                                                1996         1995
                                      --------------- ------------
                                                (in millions)
Actuarial present value of benefit obligation:
    Retirees and dependents                     $409         $394
    Employees eligible to retire                  78           63
    Other employees                              383          392
------------------------------------------------------------------
Accumulated benefit obligation                   870          849
Less:
    Fair value of plan assets                    260          205
    Unrecognized net loss (gain)                  79           85
    Unrecognized prior service cost               (5)          (4)
    Unrecognized transition
       obligation                                249          292
-------------------------------------------------------------------
Accrued liability recognized in the
    Consolidated Balance Sheets                 $287         $271
===================================================================

    In 1995, the system companies announced a cost sharing program for postretirement benefits. The program established limits on amounts the companies will pay to provide future retiree postretirement benefits. This change reduced the 1995 accumulated postretirement benefit obligation by approximately $186 million.

Southern Company and Subsidiary Companies 1996 Annual Report

   The weighted average rates assumed in the actuarial calculations were:

                                   1996        1995    1994
                               ---------------------------------
Discount                            7.8%        7.3%      8.0%
Annual salary increase              5.3         4.8       5.5
Long-term return on
    plan assets                     8.5         8.5       8.5
----------------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 9.3 percent for 1996, decreasing gradually to 5.8 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation at December 31, 1996, by $77 million and the aggregate of the service and interest cost components of the net retiree cost by $8 million.

    Components of the plans' net costs are shown below:

                                                 Pension
                                       ---------------------------
                                          1996     1995     1994
                                       ---------------------------
                                              (in millions)
Benefits earned during the year         $   99    $   79  $   77
Interest cost on projected
    benefit obligation                     267       193     160
Actual (return) loss on plan assets       (564)     (730)     75
Net amortization and deferral              152       412    (351)
------------------------------------------------------------------
Net pension cost (income)               $  (46)   $  (46) $  (39)
==================================================================

    Of the above net pension income, $37 million in 1996, $30 million in 1995, and $29 million in 1994 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.


                                           Postretirement Benefits
                                       ---------------------------
                                          1996    1995      1994
                                       ---------------------------
                                              (in millions)
Benefits earned during the year         $ 20      $ 28      $ 31
Interest cost on accumulated
    benefit obligation                    60        67        64
Amortization of transition
    obligation                            15        27        27
Actual (return) loss on plan
    assets                               (17)      (23)        2
Net amortization and deferral              6        12       (10)
------------------------------------------------------------------
Net postretirement costs                $ 84      $111      $114
==================================================================

    Of the above net postretirement costs, $64 million in 1996, $78 million in 1995, and $77 million in 1994 were charged to operating expenses. In addition, $3 million in 1996, $11 million in 1995, and $18 million in 1994 were deferred, and the remainder was charged to construction and other accounts.

Work Force Reduction Programs

The system companies have incurred additional costs for work force reduction programs. The costs related to these programs were $85 million, $42 million, and $112 million for the years 1996, 1995, and 1994, respectively. In addition, certain costs of these programs were deferred and are being amortized in accordance with regulatory treatment. The unamortized balance of these costs was $48 million at December 31, 1996.

3.   LITIGATION AND REGULATORY MATTERS

Stockholder Suit Concluded

In April 1991, two Southern Company stockholders filed a derivative action suit in the U.S. District Court for the Southern District of Georgia against certain current and former directors and officers of Southern Company. The suit alleges violations of the Federal Racketeer Influenced and Corrupt Organizations Act
(RICO) by officers and breaches of fiduciary duty and gross negligence by all defendants resulting from alleged fraudulent accounting for spare parts, illegal political campaign contributions, violations of federal securities laws involving misrepresentations and omissions in SEC filings, and concealment of the foregoing acts. The complaint sought damages -- including treble damages pursuant to RICO -- in an unspecified amount, which if awarded, would have been payable to Southern Company. The court ruled the plaintiffs had failed to present adequately their allegation that Southern Company board of directors' refusal of an earlier demand by the plaintiffs was wrongful. In April 1994, the U.S. Court of Appeals for the 11th Circuit reversed the dismissal and remanded the case to the trial court, finding that allegations by the plaintiffs created a reasonable doubt that the board validly exercised its business judgment in refusing the earlier demand. In June 1995, for the second time, the trial court dismissed the suit, and the plaintiffs appealed. A panel of the court of appeals in May 1996 affirmed the trial court's dismissal. The plaintiffs' request for a rehearing was denied. This matter is now concluded.

Southern Company and Subsidiary Companies 1996 Annual Report

Alabama Power Appliance Warranty Litigation

In 1996, legal actions against Alabama Power were filed in several counties in Alabama charging Alabama Power with fraud and non-compliance with regulatory statutes relating to the offer, sale, and financing of "extended service contracts" in connection with the sale of electric appliances. Some of these suits were filed as class actions, while others were filed on behalf of multiple individual plaintiffs. The plaintiffs seek damages for an unspecified amount. Alabama Power has offered extended service agreements to its customers since January 1984, and approximately 175,000 extended service agreements could be involved in these proceedings. The final outcome of these cases cannot now be determined.

Georgia Power Potentially Responsible Party Status

In January 1995, Georgia Power and four other unrelated entities were notified by the Environmental Protection Agency (EPA) that they have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation, and Liability Act with respect to a site in Brunswick, Georgia. As of December 31, 1996, Georgia Power had recorded approximately $5 million in expenses associated with the site. This represents Georgia Power's agreed upon share of removal and remedial investigation and feasibility study costs.

    The final outcome of this matter cannot now be determined. However, based on the nature and extent of Georgia Power's activities relating to the site, management believes that the company's portion of any remaining remediation costs should not be material to the financial statements.

Georgia Power Investment in Rocky Mountain

In its 1985 financing order, the GPSC concluded that completion of the Rocky Mountain pumped storage hydroelectric plant in 1991 as then planned was not economically justifiable and reasonable and withheld authorization for Georgia Power to spend funds from approved securities issuances on that plant. In 1988, Georgia Power and Oglethorpe Power Corporation (OPC) entered into a joint ownership agreement for OPC to assume responsibility for the construction and operation of the plant. However, full recovery of Georgia Power's costs depends on the GPSC's treatment of the plant's costs and the disposition of the plant's capacity output. In June 1996, the GPSC initiated a review of this plant. In the event the GPSC does not allow full recovery of the plant costs, then the portion not allowed may have to be written off. In 1995, the plant went into commercial operation. At December 31, 1996, Georgia Power's net investment in the plant was approximately $175 million.

    The final outcome of this matter cannot now be determined. Accordingly, no provision for any write-down of the investment in the plant has been made.

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the operating companies' wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power, and other similar contracts.

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. In November 1995, a FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore, no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter is pending before the FERC.

    If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings--as well as to certain other contracts that reference these proceedings in determining return on common equity--and if refunds were ordered, the amount of refunds could range up to approximately $160 million at December 31, 1996. However, management believes that rates are not excessive and that refunds are not justified.

Southern Company and Subsidiary Companies 1996 Annual Report

Alabama Power Rate Adjustment Procedures

In November 1982, the Alabama Public Service Commission (APSC) adopted rates that provide for periodic adjustments based upon Alabama Power's earned return on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. The rate adjustment procedures allow a return on common equity range of
13.0 percent to 14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year.

    In June 1995, the APSC issued a rate order granting Alabama Power's request for gradual adjustments to move toward parity among customer classes. This order also calls for a moratorium on any periodic retail rate increases (but not decreases) until July 2001.

    In December 1995, the APSC issued an order authorizing Alabama Power to reduce balance sheet items -- such as plant and deferred charges -- at any time the company's actual base rate revenues exceed the budgeted revenues.

    The ratemaking procedures will remain in effect until the APSC votes to modify or discontinue them.

Georgia Power Retail Accounting Order

In February 1996, the GPSC approved an accounting order, which will be in effect for three years beginning January 1, 1996. Under the accounting order, Georgia Power's earnings are evaluated against a retail return on common equity range of 10 percent to 12.5 percent. Earnings in excess of 12.5 percent will be used to accelerate the amortization of regulatory assets or to accelerate the depreciation of electric plant. At its option, Georgia Power may also accelerate amortization or depreciation of assets while within the range allowed on common equity. Georgia Power is required to absorb cost increases of approximately $29 million annually during the three-year period, including $14 million annually of accelerated depreciation of electric plant. Under the accounting order, Georgia Power will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent. On July 1, 1998, Georgia Power is required to file a general rate case. In response, the GPSC would be expected to either continue the provisions of the accounting order or adopt new ones.

    A consumer group appealed the GPSC's decision to the Superior Court of Fulton County, Georgia. In 1996, the court ruled that statutory requirements applicable to rates cases were not followed and remanded the matter to the GPSC. Both the GPSC and Georgia Power appealed the court's decision to the Georgia Court of Appeals. Georgia Power is continuing to record expenses in accordance with the accounting order pending the outcome of this matter.

4.   CONSTRUCTION PROGRAM

The system companies are engaged in continuous construction programs, currently estimated to total some $1.4 billion in 1997, $1.3 billion in 1998, and $1.4 billion in 1999. The construction programs are subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth estimates; changes in environmental regulations; changes in existing nuclear plants to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 1996, significant purchase commitments were outstanding in connection with the construction program. The operating companies do not have any traditional baseload generating plants under construction. However, significant construction will continue related to transmission and distribution facilities and the upgrading of generating plants.

    See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

5.   FINANCING, INVESTMENTS, AND COMMITMENTS

General

Southern Company plans to issue equity capital in 1997. The amount and timing of additional equity capital to be raised in 1997 -- as well as in subsequent years -- will be contingent on Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans.

    The operating companies' construction programs are expected to be financed primarily from internal sources. Short-term debt is often utilized and the amounts available are discussed below. The companies may issue additional

Southern Company and Subsidiary Companies 1996 Annual Report

long-term debt and preferred securities primarily for the purposes of debt maturities and for redeeming higher-cost securities if market conditions permit.

Bank Credit Arrangements

At the beginning of 1997, unused credit arrangements with banks totaled $4.1 billion, of which approximately $1.7 billion expires at various times during 1997 and 1998; $1.0 billion in syndicated credit arrangements expires April 19, 2001; and the remaining $1.4 billion is under revolving credit agreements.

The revolving credit agreements are as follows:

                                   Amount of Credit
                          -------------------------------------
Company                      Total     Unused          Expires
------------              --------------------    -------------
                             (in millions)

Georgia Power              $    60     $   49          5-01-99
Mississippi Power               40         20         12-01-99
Savannah Electric               20         15         12-31-98
Southern Company               300        300          7-01-99
Southern Company               300        300         11-30-99
Southern Energy                520        215         11-05-99
Southern Energy                283         64          Various
Combined                       400        400          6-30-99
----------------------------------------------
Total                      $1,923      $1,363
==============================================

    Combined unused revolving credit agreements of $400 million expiring in 1999 are with several banks that provide Southern Company, Alabama Power, and Georgia Power up to $100 million, $135 million, and $165 million, respectively, for available credit to provide liquidity support for commercial paper programs.

    Most of the revolving credit agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the companies' option. In addition, these agreements require payment of commitment fees based on the unused portions of the commitments or the maintenance of compensating balances with the banks.

    Southern Company's $1.0 billion syndicated credit arrangement allows for revolving loans and competitive bid loans, provided that the sum of the aggregate amount of revolving loans outstanding plus the aggregate amount of competitive bid loans outstanding shall not exceed the revolving loan commitment of $1.0 billion. This agreement requires payment of commitment fees based on the unused portion of the commitments. Southern Company also pays an agent fee in connection with this arrangement.

    In connection with all other lines of credit, the companies have the option of paying fees or maintaining compensating balances, which are substantially all the cash of the companies except for daily working funds and similar items. These balances are not legally restricted from withdrawal.

    A portion of the $4.1 billion unused credit arrangements with banks -- discussed earlier -- is allocated to provide liquidity support to the companies' variable rate pollution control bonds. At December 31, 1996, the amount of credit lines allocated was $829 million.

    In addition, the companies from time to time borrow under uncommitted lines of credit with banks and in the case of Southern Company, Alabama Power, and Georgia Power, through commercial paper programs that have the liquidity support of committed bank credit arrangements.

Assets Subject to Lien

Each of Southern Company's subsidiaries is organized as a legal entity, separate, and apart from Southern Company and its other subsidiaries. The subsidiary companies' mortgages, which secure the first mortgage bonds issued by the companies, constitute a direct first lien on substantially all of the companies' respective fixed property and franchises. There are no agreements or other arrangements among the subsidiary companies under which the assets of one company have been pledged or otherwise made available to satisfy obligations of Southern Company or any of its subsidiaries.

Fuel and Purchased Power Commitments

To supply a portion of the fuel requirements of the generating plants, Southern Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments.

Southern Company and Subsidiary Companies 1996 Annual Report

Also, Southern Company has entered into various long-term commitments for the purchase of electricity. Total estimated long-term obligations at December 31, 1996, were as follows:

                                                   Purchased
Year                                Fuel             Power
--------                    ---------------------------------
                                    (in millions)
1997                             $ 1,908              $  553
1998                               1,674                 249
1999                               1,251                 162
2000                                 794                 167
2001                                 748                 169
2002 and thereafter                4,797               1,845
-------------------------------------------------------------
Total commitments                $11,172              $3,145
=============================================================

Operating Leases

Southern Company has operating lease agreements with various terms and expiration dates. These expenses totaled $23 million, $17 million, and $15 million, for 1996, 1995, and 1994, respectively. At December 31, 1996, estimated minimum rental commitments for noncancelable operating leases were as follows:

Year                                            Amounts
--------                                    ---------------
                                            (in millions)
1997                                                $ 25
1998                                                  24
1999                                                  25
2000                                                  24
2001                                                  23
2002 and thereafter                                  333
-----------------------------------------------------------
Total minimum payments                              $454
===========================================================

6.  FACILITY SALES AND JOINT OWNERSHIP AGREEMENTS

In 1992, Alabama Power sold an undivided interest in units 1 and 2 of Plant Miller and related facilities to Alabama Electric Cooperative, Inc.

    Since 1975, Georgia Power has sold undivided interests in plants Vogtle, Hatch, Scherer, and Wansley in varying amounts, together with transmission facilities, to OPC, the Municipal Electric Authority of Georgia, and the city of Dalton, Georgia. In addition, Georgia Power has joint ownership agreements with OPC for the Rocky Mountain project and with Florida Power Corporation (FPC) for a combustion turbine unit at Intercession City, Florida.

    At December 31, 1996, Alabama Power's and Georgia Power's ownership and investment (exclusive of nuclear fuel) in jointly owned facilities with the above entities were as follows:

                              Jointly Owned Facilities
                  -------------------------------------------------
                       Percent      Amount of        Accumulated
                     Ownership      Investment       Depreciation
                 ----------------   -------------------------------
Plant Vogtle                                (in millions)
  (nuclear)               45.7%          $3,299              $843
Plant Hatch
  (nuclear)               50.1              854               436
Plant Miller
  (coal)
  Units 1 and 2           91.8              714               296
Plant Scherer
  (coal)
Units 1and 2               8.4              112                42
 Plant Wansley
  (coal)                  53.5              301               134
Rocky Mountain
  (pumped storage)        25.4              202                27
-------------------------------------------------------------------

    In 1994, Georgia Power and FPC entered into a joint ownership agreement regarding the Intercession City combustion turbine unit. The unit went into commercial operation in early 1997 and will be operated and maintained by FPC. Georgia Power has an approximate interest of 33 percent in the 150-megawatt unit, with retention of 100 percent of the capacity from June through September. FPC has the capacity the remainder of the year. Georgia Power's investment in the unit is $13 million.

    Alabama Power and Georgia Power have contracted to operate and maintain the jointly owned facilities -- except for the Rocky Mountain project and Intercession City -- as agents for their respective co-owners. The companies' proportionate share of their plant operating expenses is included in the corresponding operating expenses in the Consolidated Statements of Income.

7.   LONG-TERM POWER SALES AGREEMENTS

Southern Company and Subsidiary Companies 1996 Annual Report


The operating companies have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. These agreements -- expiring at various dates discussed below -- are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The capacity revenues have been as follows:

                             Unit       Other
   Year                      Power     Long-Term         Total
   -----                 ---------------------------------------
                                       (in millions)
    1996                     $217       $ -              $217
    1995                      237         -               237
    1994                      257        19               276


    Unit power from specific generating plants is currently being sold to Florida Power & Light Company (FP&L), FPC, Jacksonville Electric Authority
(JEA), and the city of Tallahassee, Florida. Under these agreements, approximately 1,600 megawatts of capacity is scheduled to be sold annually through 1999. Thereafter, these sales will decline to some 1,500 megawatts and remain at that approximate level -- unless reduced by FP&L, FPC, and JEA for the periods after 1999 with a minimum of three years notice -- until the expiration of the contracts in 2010.

8.   INCOME TAXES

At December 31, 1996, the tax- related regulatory assets and liabilities were $1.3 billion and $879 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

     Details of the federal and state income tax provisions are as follows:

                                           1996      1995   1994
                                      -----------------------------
                                              (in millions)
Total provision for income taxes:
Federal --
   Currently payable                       $569       $567    $598
   Deferred -- current year                 116        184      67
            -- reversal of
                  prior years               (74)      (111)    (75)
   Deferred investment tax
    credits                                   -          1       -
-------------------------------------------------------------------
                                            611        641     590
-------------------------------------------------------------------
State --
   Currently payable                         82         90      86
   Deferred -- current year                  23         26      15
            -- reversal of
                  prior years                (9)       (12)    (11)
-------------------------------------------------------------------
                                             96        104      90
-------------------------------------------------------------------
International                                50         24       5
-------------------------------------------------------------------
Total                                       757        769     685
Less income taxes charged
   (credited) to other income                10        (36)    (26)
-------------------------------------------------------------------
Total income taxes charged
   to operations                           $747       $805    $711
===================================================================

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                 1996         1995
                                            ---------- ------------
                                                (in millions)
Deferred tax liabilities:
  Accelerated depreciation                     $2,981       $2,795
  Property basis differences                    2,154        2,175
  Deferred plant costs                             54          100
  Other                                           308          247
-------------------------------------------------------------------
Total                                           5,497        5,317
-------------------------------------------------------------------
Deferred tax assets:
  Federal effect of state deferred taxes          110          107
  Other property basis differences                253          273
  Deferred costs                                  139          118
  Pension and other benefits                       68           66
  Other                                           214          192
-------------------------------------------------------------------
Total                                             784          756
-------------------------------------------------------------------
Net deferred tax liabilities                    4,713        4,561
Portion included in current assets, net            25           50
-------------------------------------------------------------------
Accumulated deferred income taxes
    in the Consolidated Balance Sheet          $4,738       $4,611
===================================================================

Southern Company and Subsidiary Companies 1996 Annual Report

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Consolidated Statements of Income. Credits amortized in this manner amounted to $33 million in 1996, $38 million in 1995, and $42 million in 1994. At December 31, 1996, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                          1996     1995     1994
                                       ---------------------------
Federal statutory rate                    35.0%    35.0%    35.0%
State income tax,
   net of federal deduction                3.2      3.4      3.3
Non-deductible book
   depreciation                            1.8      1.6      1.8
Difference in prior years'
   deferred and current tax rate          (1.0)    (1.1)    (1.5)
Other                                     (0.5)     0.3      0.3
------------------------------------------------------------------
Effective income tax rate                 38.5%    39.2%    38.9%
==================================================================

    Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.    COMMON STOCK

Shares Reserved

At December 31, 1996, a total of 59 million shares was reserved for issuance pursuant to the Southern Investment Plan, the Employee Savings Plan, the Outside Directors Stock Plan, and the Executive Stock Option Plan.

Executive Stock Option Plan

Southern Company's Executive Stock Option Plan authorizes the granting of non-qualified stock options to key employees of Southern Company, including officers. As of December 31, 1996, 249 current and former employees participated in the plan. The maximum number of shares of common stock that may be issued under the Executive Stock Option Plan may not exceed 6 million. The prices of options granted to date have been at the fair market value of the shares on the dates of grant. Options granted to date become exercisable pro rata over a maximum period of four years from the date of grant. Options outstanding will expire no later than 10 years after the date of grant, unless terminated earlier by the board of directors in accordance with the plan. Stock option activity in 1995 and 1996 is summarized below:

                                             Shares         Average
                                            Subject     Option Price
                                          To Option       Per Share
                                  ----------------------------------
Balance at December 31, 1994               1,736,604         $17.39
Options granted                            1,161,174          21.63
Options canceled                              (8,088)         21.63
Options exercised                           (413,391)         14.34
--------------------------------------------------------------------
Balance at December 31, 1995               2,476,299          19.87
Options granted                            1,460,731          23.00
Options canceled                             (16,862)         22.23
Options exercised                            (97,988)         17.94
--------------------------------------------------------------------
Balance at December 31, 1996               3,822,180         $21.11
====================================================================
Shares reserved for future grants:
   At December 31, 1994                    3,268,001
   At December 31, 1995                    2,114,915
   At December 31, 1996                      671,046
--------------------------------------------------------------------
Options exercisable:
   At December 31, 1995                      831,227
   At December 31, 1996                    1,276,846
--------------------------------------------------------------------

    The pro forma impact on net income of fair-value accounting for options granted -- as required by FASB Statement No. 123, Accounting for Stock-Based Compensation -- is not significant to the financial statements.

Common Stock Dividend Restrictions

The income of Southern Company is derived primarily from equity in earnings of its subsidiaries. At December 31, 1996, consolidated retained earnings included $3.3 billion of undistributed retained earnings of the subsidiaries. Of this amount, $2.0 billion was restricted against the payment by the subsidiary companies of cash dividends on common stock under terms of bond indentures or charters.

10.   PREFERRED SECURITIES

The subsidiary obligated mandatorily redeemable preferred securities were issued by special purpose financing entities. Substantially all the assets of these entities are $100 million and $335 million aggregate principal amount of Alabama Power or Georgia Power junior subordinated debt, respectively. Alabama Power and Georgia Power each considers that the mechanisms and obligations relating to the preferred securities issued for its benefit, taken together, constitute a full

Southern Company and Subsidiary Companies 1996 Annual Report

and unconditional guarantee, by the respective companies of the issuing entities' payment obligations with respect to such preferred securities.

11.   OTHER LONG-TERM DEBT

Details of other long-term debt at December 31 are as follows:

                                               1996       1995
                                            --------------------
                                               (in millions)

Obligations incurred in connection
     with the sale by public authorities
     of tax-exempt pollution control
     revenue bonds:
Collateralized --
    4.375% to 9.375% due
       2000-2026                             $1,403     $1,466
    Variable rates (3.2% to 5.25%
       at 1/1/97) due 2011-2025                 639        639
Non-collateralized --
    7.25% due 2003                                1          1
    6.75% to 8.375% due 2015-2020               200        277
    5.8% due 2022                                10         10
    Variable rates (4.65% to 5.25%
       at 1/1/97) due 2021-2026                 265        132
----------------------------------------------------------------
                                              2,518      2,525
----------------------------------------------------------------
Capitalized lease obligations                   151        147
----------------------------------------------------------------
Notes payable:
    4.62% to 10% due 1996-1999                  230        252
    6.375% to 11% due 2000-2008                 864        240
    Adjustable rates (4% to 13% at
      1/1/97) due 1996-1999                     210        190
    Adjustable rates (5.775% to
      7.5625% at 1/1/97) due
      2000-2002                                  96        938
    Adjustable rate (7.38% at
      1/1/97) due 2004-2006                      15        111
----------------------------------------------------------------
                                              1,415      1,731
----------------------------------------------------------------
Total                                        $4,084     $4,403
================================================================

   With respect to the collateralized pollution control revenue bonds, the operating companies have authenticated and delivered to trustees a like principal amount of first mortgage bonds as security for obligations under installment sale or loan agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under the agreements.

   Sinking fund requirements and/or serial maturities through 2001 applicable to other long-term debt are as follows: $79 million in 1997; $96 million in 1998; $279 million in 1999; $160 million in 2000; and $205 million in 2001.

12.   LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                                   1996     1995
                                                 ----------------
                                                  (in millions)
Bond improvement fund requirements                 $ 40     $ 43
Less:
    Portion to be satisfied by certifying
      property additions                              4       18
-----------------------------------------------------------------
Cash sinking fund requirements                       36       25
First mortgage bond maturities
    and redemptions                                  76      220
Other long-term debt maturities
    (Note 11)                                        79      264
-----------------------------------------------------------------
Total                                              $191     $509
=================================================================

    The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the indentures prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 166 2/3 percent of such requirements.

13.   NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988, Alabama Power and Georgia Power maintain agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the companies' nuclear power plants. The act provides funds up to $8.9 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. A company could be assessed up to $79 million per incident for each licensed reactor it operates, but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for Alabama Power and Georgia Power -- based on its ownership and buyback

Southern Company and Subsidiary Companies 1996 Annual Report

interests -- is $159 million and $162 million, respectively, per incident, but not more than an aggregate of $20 million per company to be paid for each incident in any one year.

    Alabama Power and Georgia Power are members of Nuclear Mutual Limited (NML), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities. The members are subject to a retrospective premium assessment in the event that losses exceed accumulated reserve funds. Alabama Power's and Georgia Power's maximum annual assessments are limited to $9 million and $11 million, respectively, under current policies.

    Additionally, both companies have policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million NML coverage. This excess insurance is provided by Nuclear Electric Insurance Limited (NEIL), a mutual insurance company.

    NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week -- starting 21 weeks after the outage -- for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The maximum annual assessments under current policies for Alabama Power and Georgia Power for excess property damage would be $15 million and $16 million, respectively. The maximum replacement power assessments are $8 million for Alabama Power and $12 million for Georgia Power.

    For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

    Alabama Power and Georgia Power participate in an insurance program for nuclear workers that provides coverage for worker tort claims filed for bodily injury caused at commercial nuclear power plants. In the event that claims for this insurance exceed the accumulated reserve funds, Alabama Power and Georgia Power could be subject to a maximum total assessment of approximately $6 million each.

    All retrospective assessments -- whether generated for liability, property, or replacement power -- may be subject to applicable state premium taxes.

Southern Company and Subsidiary Companies 1996 Annual Report

14.   ACQUISITIONS

In 1995, Southern Energy acquired SWEB for approximately $1.8 billion. This British utility distributes electricity to some 1.3 million customers.

    The acquisition has been accounted for under the purchase method of accounting. The acquisition cost exceeded the fair market value of net assets by $287 million. This amount is considered goodwill and is being amortized on a straight-line basis over 40 years. A preliminary estimate of $333 million of goodwill was originally reported and later revised in 1996.

    SWEB has been included in the consolidated financial statements since September 1995. The following unaudited pro forma results of operations for the years 1995 and 1994 have been prepared assuming the acquisition of SWEB, effective January 1, 1994, and assuming 100 percent short-term debt financing. The proforma results are not necessarily indicative of the actual results that would have been realized had the acquisition occurred on the assumed date, nor are they necessarily indicative of future results. Pro forma operating results are for information purposes only and are as follows:


                                                               1995                                      1994
                                                  --------------------------------------------------------------------------
                                                        As              Pro                      As                Pro
                                                     Reported          Forma                  Reported            Forma
                                                  -------------    -----------             --------------    ---------------
Operating revenues (in millions)                       $9,180        $10,013                  $8,297             $9,493
Consolidated net income (in millions)                  $1,103         $1,144                    $989             $1,053
Earnings per share                                      $1.66          $1.72                   $1.52              $1.62

    On January 29, 1997, Southern Energy completed the acquisition of an 80 percent interest in Consolidated Electric Power Asia
(CEPA) for a total net investment of some $2.1 billion. CEPA is the largest independent power producer in Asia. CEPA is not included in Southern Company's 1996 consolidated financial statements.


15.   SEGMENT INFORMATION

Southern Company's principal business segment -- or its traditional core business -- is the five electric utility operating companies, which provide electric service in four southeastern states. The other reportable business segment is Southern
Energy, which owns and operates power production and delivery facilities in the United States and various international markets.
Financial data for business segments and geographic areas are as follows:


Business Segments
                                                                                                    Gross          Depreciation
                                              Operating          Operating           Total          Property           and
Year                                           Revenues           Income             Assets         Additions      Amortization
---------------------                      -------------------------------------------------------------------------------------
                                                                              (in millions)
1996
Traditional core business                          $ 8,675          $1,678            $25,368          $1,064            $1,081
Southern Energy                                      1,683             176              4,924             165               120
--------------------------------------------------------------------------------------------------------------------------------
Consolidated                                       $10,358          $1,854            $30,292          $1,229            $1,201
================================================================================================================================
1995
Traditional core business                           $8,537          $1,781            $25,500          $1,265            $1,075
Southern Energy                                        643             105              5,022             136                59
--------------------------------------------------------------------------------------------------------------------------------
Consolidated                                        $9,180          $1,886            $30,522          $1,401            $1,134
================================================================================================================================
1994
Traditional core business                           $8,112          $1,678            $25,466          $1,529            $1,026
Southern Energy                                        185              37              1,576               7                24
--------------------------------------------------------------------------------------------------------------------------------
Consolidated                                        $8,297          $1,715            $27,042          $1,536            $1,050
================================================================================================================================

Southern Company and Subsidiary Companies 1996 Annual Report

Geographic Areas
                                                                       Gross        Depreciation
                              Operating     Operating     Total        Property           and
Year                          Revenues      Income        Assets       Additions    Amortization
------------------          -----------------------------------------------------------------------
                                                          (in millions)
1996
Domestic                       $ 8,836        $1,713      $25,869       $1,072            $1,094
International:
     Europe                      1,311           141        2,966          105                68
     Other                         211             -        1,457           52                39
---------------------------------------------------------------------------------------------------
Total                          $10,358        $1,854      $30,292       $1,229            $1,201
===================================================================================================
1995
Domestic                        $8,619        $1,813      $25,995       $1,278            $1,087
International:
     Europe                        372            38        3,385           33                16
     Other                         189            35        1,142           90                31
---------------------------------------------------------------------------------------------------
Total                           $9,180        $1,886      $30,522       $1,401            $1,134
===================================================================================================
1994
Domestic                        $8,116        $1,679      $25,875       $1,531            $1,028
International:
     Europe                          -             -            -            -                 -
     Other                         181            36        1,167            5                22
---------------------------------------------------------------------------------------------------
Total                           $8,297        $1,715      $27,042       $1,536            $1,050
===================================================================================================


16.   QUARTERLY FINANCIAL INFORMATION (Unaudited)

Summarized quarterly financial data for 1996 and 1995 are as follows:

                                                                                              Per Common Share
                                                                               ---------------------------------------------------
                              Operating      Operating     Consolidated                                             Price Range
Quarter Ended                  Revenues      Income         Net Income          Earnings       Dividends          High        Low
---------------              -------------------------------------------       ---------------------------------------------------
                                         (in millions)
March 1996                      $2,416          $418              $233             $0.35          $0.315        25 7/8     22 3/8
June 1996                        2,538           468               287              0.43           0.315        24 5/8     21 1/4
September 1996                   2,917           684               468              0.69           0.315        24 5/8     21 3/4
December 1996                    2,487           284               139              0.21           0.315        23 1/8     21 1/8

March 1995                      $1,929          $385              $206             $0.31          $0.305        21 1/2     19 3/8
June 1995                        2,184           454               268              0.40           0.305        22 7/8     20 1/8
September 1995                   2,759           673               469              0.71           0.305        24         21 1/8
December 1995                    2,308           374               160              0.24           0.305        25         22 3/4

----------------------------------------------------------------------------------------------------------------------------------
The company's business is influenced by seasonal weather conditions.


SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1986 - 1996
Southern Company and Subsidiary Companies 1996 Annual Report


-----------------------------------------------------------------------------------------------------------------------
                                                                                     1996           1995          1994
-----------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions)                                                  $10,358         $9,180        $8,297
Consolidated Net Income (in millions)                                              $1,127         $1,103          $989
Earnings Per Share of Common Stock                                                  $1.68          $1.66         $1.52
Cash Dividends Paid Per Share of Common Stock                                       $1.26          $1.22         $1.18
Return on Average Common Equity (percent)                                           12.53          13.01         12.47
Total Assets (in millions)                                                        $30,292        $30,522       $27,042
Gross Property Additions  (in millions)                                            $1,229         $1,401        $1,536
-----------------------------------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                                                $9,216         $8,772        $8,186
Preferred stock and securities                                                      1,402          1,432         1,432
Long-term debt                                                                      7,935          8,274         7,593
-----------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                       $18,553        $18,478       $17,211
=======================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                  49.7           47.5          47.6
Preferred stock and securities                                                        7.6            7.7           8.3
Long-term debt                                                                       42.7           44.8          44.1
-----------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                         100.0          100.0         100.0
=======================================================================================================================
Other Common Stock Data:
Book value per share (year-end)                                                    $13.61         $13.10        $12.47
Market price per share:
    High                                                                            25 7/8         25            22
    Low                                                                             21 1/8         19 3/8        17
    Close                                                                           22 5/8         24 5/8        20
Market-to-book ratio (year-end) (percent)                                           166.2          188.0         160.4
Price-earnings ratio (year-end) (times)                                              13.5           14.8          13.2
Dividends paid (in millions)                                                         $846           $811          $766
Dividend yield (year-end) (percent)                                                   5.6            5.0           5.9
Dividend payout ratio (percent)                                                      75.1           73.5          77.5
Cash coverage of dividends (year-end)  (times)                                        2.9            2.9           2.7
Proceeds from sales of stock (in millions)                                           $171           $277          $279
Shares outstanding  (in thousands):
    Average                                                                       672,590        665,064       649,927
    Year-end                                                                      677,036        669,543       656,528
Stockholders of record (year-end)                                                 215,246        225,739       234,927
-----------------------------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                                                $85           $375          $185
Retired                                                                               426            538           241
Preferred Stock and Securities (in millions):
Issued                                                                               $322            $--          $100
Retired                                                                               179              1             1
-----------------------------------------------------------------------------------------------------------------------
Traditional Core Business Customers (year-end) (in thousands):
Residential                                                                         3,157          3,100         3,046
Commercial                                                                            464            450           439
Industrial                                                                             17             17            17
Other                                                                                   5              5             5
-----------------------------------------------------------------------------------------------------------------------
Total                                                                               3,643          3,572         3,507
=======================================================================================================================
Employees (year-end):
Traditional core business                                                          25,034         26,452        27,480
Southern Energy                                                                     4,212          5,430         1,400
-----------------------------------------------------------------------------------------------------------------------
Total                                                                              29,246         31,882        28,880
=======================================================================================================================

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1986 - 1996
Southern Company and Subsidiary Companies 1996 Annual Report

------------------------------------------------------------------------------------------------------------------------------
                                                                               1993          1992          1991          1990
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions)                                             $8,489        $8,073        $8,050        $8,053
Consolidated Net Income (in millions)                                        $1,002          $953          $876          $604
Earnings Per Share of Common Stock                                            $1.57         $1.51         $1.39         $0.96
Cash Dividends Paid Per Share of Common Stock                                 $1.14         $1.10         $1.07         $1.07
Return on Average Common Equity (percent)                                     13.43         13.42         12.74          8.85
Total Assets (in millions)                                                  $25,911       $20,038       $19,863       $19,955
Gross Property Additions (in millions)                                       $1,441        $1,105        $1,123        $1,185
------------------------------------------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                                          $7,684        $7,234        $6,976        $6,783
Preferred stock and securities                                                1,333         1,359         1,333         1,358
Long-term debt                                                                7,412         7,241         7,992         8,458
------------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                 $16,429       $15,834       $16,301       $16,599
==============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                            46.8          45.7          42.8          40.9
Preferred stock and securities                                                  8.1           8.6           8.2           8.2
Long-term debt                                                                 45.1          45.7          49.0          50.9
------------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                   100.0         100.0         100.0         100.0
==============================================================================================================================
Other Common Stock Data:
Book value per share (year-end)                                              $11.96        $11.43        $11.05        $10.74
Market price per share:
    High                                                                      23 5/8        19 1/2        17 3/8        14 5/8
    Low                                                                       18 3/8        15 1/8        12 7/8        11 1/2
    Close                                                                     22            19 1/4        17 1/8        13 7/8
Market-to-book ratio (year-end) (percent)                                     183.9         168.4         155.5         129.7
Price-earnings ratio (year-end) (times)                                        14.0          12.7          12.4          14.6
Dividends paid (in millions)                                                   $726          $695          $676          $676
Dividend yield (year-end) (percent)                                             5.2           5.7           6.2           7.7
Dividend payout ratio (percent)                                                72.4          72.9          77.1         111.8
Cash coverage of dividends (year-end) (times)                                   2.9           2.8           2.5           2.8
Proceeds from sales of stock (in millions)                                     $204           $30           $--           $--
Shares outstanding  (in thousands):
    Average                                                                 637,319       631,844       631,307       631,307
    Year-end                                                                642,662       632,917       631,307       631,307
Stockholders of record (year-end)                                           237,105       247,378       254,568       263,046
------------------------------------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                                       $2,185        $1,815          $380          $300
Retired                                                                       2,178         2,575           881           146
Preferred Stock  and Securities (in millions):
Issued                                                                         $426          $410          $100           $--
Retired                                                                         516           326           125            96
------------------------------------------------------------------------------------------------------------------------------
Traditional Core Business Customers (year-end) (in thousands):
Residential                                                                   2,996         2,950         2,903         2,865
Commercial                                                                      427           414           403           396
Industrial                                                                       18            18            18            18
Other                                                                             4             4             4             4
------------------------------------------------------------------------------------------------------------------------------
Total                                                                         3,445         3,386         3,328         3,283
==============================================================================================================================
Employees (year-end):
Traditional core business                                                    28,516        28,872        30,144        30,087
Southern Energy                                                                 745           213           258           176
------------------------------------------------------------------------------------------------------------------------------
Total                                                                        29,261        29,085        30,402        30,263
==============================================================================================================================

                                            33A

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1986 - 1996
Southern Company and Subsidiary Companies 1996 Annual Report


------------------------------------------------------------------------------------------------------------------------
                                                                         1989          1988          1987          1986
------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions)                                       $7,620        $7,287        $7,204        $7,033
Consolidated Net Income (in millions)                                    $846          $846          $577          $903
Earnings Per Share of Common Stock                                      $1.34         $1.36         $0.96         $1.56
Cash Dividends Paid Per Share of Common Stock                           $1.07         $1.07         $1.07       $1.0325
Return on Average Common Equity (percent)                               12.49         13.03          9.27         15.61
Total Assets (in millions)                                            $20,092       $19,731       $19,518       $18,483
Gross Property Additions (in millions)                                 $1,346        $1,754        $1,853        $2,367
------------------------------------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                                    $6,861        $6,686        $6,307        $6,133
Preferred stock and securities                                          1,400         1,465         1,363         1,392
Long-term debt                                                          8,575         8,433         8,333         7,812
------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                           $16,836       $16,584       $16,003       $15,337
========================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                      40.8          40.3          39.4          40.0
Preferred stock and securities                                            8.3           8.8           8.5           9.1
Long-term debt                                                           50.9          50.9          52.1          50.9
------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                             100.0         100.0         100.0         100.0
========================================================================================================================
Other Common Stock Data:
Book value per share (year-end)                                        $10.87        $10.60        $10.28        $10.35
Market price per share:
    High                                                                14 7/8        12 1/8        14 1/2        13 5/8
    Low                                                                 11            10 1/8         8 7/8        10 1/8
    Close                                                               14 1/2        11 1/8        11 1/8        12 5/8
Market-to-book ratio (year-end) (percent)                               134.0         105.5         108.8         122.5
Price-earnings ratio (year-end) (times)                                  10.9           8.2          11.7           8.2
Dividends paid (in millions)                                             $675          $661          $628          $583
Dividend yield (year-end) (percent)                                       7.3           9.6           9.6           8.4
Dividend payout ratio (percent)                                          79.8          78.1         108.9          64.6
Cash coverage of dividends (year-end) (times)                             2.6           2.3           2.0           2.7
Proceeds from sales of stock (in millions)                                 $4          $194          $247          $379
Shares outstanding  (in thousands):
    Average                                                           631,303       622,292       601,390       580,252
    Year-end                                                          631,307       630,898       613,565       592,364
Stockholders of record (year-end)                                     273,751       290,725       296,079       297,302
------------------------------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                                   $280          $335          $700          $735
Retired                                                                   201           273           369           875
Preferred Stock  and Securities (in millions):
Issued                                                                    $--          $120          $125          $100
Retired                                                                    21            10           160            53
------------------------------------------------------------------------------------------------------------------------
Traditional Core Business Customers (year-end) (in thousands):
Residential                                                             2,824         2,781         2,733         2,675
Commercial                                                                392           384           374           362
Industrial                                                                 18            18            18            17
Other                                                                       4             4             4             4
------------------------------------------------------------------------------------------------------------------------
Total                                                                   3,238         3,187         3,129         3,058
========================================================================================================================
Employees (year-end):
Traditional core business                                              30,368        32,366        32,557        32,321
Southern Energy                                                           162           157            55            37
------------------------------------------------------------------------------------------------------------------------
Total                                                                  30,530        32,523        32,612        32,358
========================================================================================================================

                                            33B

Southern Company and Subsidiary Companies 1996 Annual Report

------------------------------------------------------------------------------------------------------------------------
                                                                                      1996          1995           1994
------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                                         $2,894        $2,840         $2,560
Commercial                                                                           2,559         2,485          2,357
Industrial                                                                           2,136         2,206          2,162
Other                                                                                   76            72             70
------------------------------------------------------------------------------------------------------------------------
Total retail                                                                         7,665         7,603          7,149
Sales for resale within service area                                                   409           399            360
Sales for resale outside service area                                                  429           415            505
------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                             8,503         8,417          8,014
Other revenues                                                                       1,855           763            283
------------------------------------------------------------------------------------------------------------------------
Total                                                                              $10,358        $9,180         $8,297
========================================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                                         40,117        39,147         35,836
Commercial                                                                          37,993        35,938         34,080
Industrial                                                                          52,798        51,644         50,311
Other                                                                                  911           863            844
------------------------------------------------------------------------------------------------------------------------
Total retail                                                                       131,819       127,592        121,071
Sales for resale within service area                                                10,935         9,472          8,151
Sales for resale outside service area                                               10,777         9,143         10,769
------------------------------------------------------------------------------------------------------------------------
Total                                                                              153,531       146,207        139,991
========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                           7.21          7.25           7.14
Commercial                                                                            6.74          6.91           6.92
Industrial                                                                            4.04          4.27           4.30
Total retail                                                                          5.81          5.96           5.90
Sales for resale                                                                      3.86          4.38           4.57
Total sales                                                                           5.54          5.76           5.72
Average Annual Kilowatt-Hour Use Per Residential Customer                           12,824        12,722         11,851
Average Annual Revenue Per Residential Customer                                    $925.12       $922.83        $846.48
Plant Nameplate Capacity Ratings (year-end) (megawatts)                             31,076        30,733         29,932
Maximum Peak-Hour Demand (megawatts):
Winter                                                                              22,631        21,422         22,254
Summer                                                                              27,190        27,420         24,546
System Reserve Margin (at peak)(percent)                                              14.0           9.4           19.3
Annual Load Factor (percent)                                                          62.3          59.5           63.5
Plant Availability (percent):
Fossil-steam                                                                          86.4          86.7           85.2
Nuclear                                                                               89.7          88.3           89.8
------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                  73.3          72.5           70.8
Nuclear                                                                               16.7          16.4           17.9
Hydro                                                                                  4.1           4.1            4.7
Oil and gas                                                                            1.5           1.7            0.9
Purchased power                                                                        4.4           5.3            5.7
------------------------------------------------------------------------------------------------------------------------
 Total                                                                               100.0         100.0          100.0
========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                 10,257        10,099         10,010
Cost of fuel per million BTU (cents)                                                144.02        151.70         155.81
Average cost of fuel per net kilowatt-hour generated (cents)                          1.48          1.53           1.56
------------------------------------------------------------------------------------------------------------------------

Southern Company and Subsidiary Companies 1996 Annual Report


------------------------------------------------------------------------------------------------------------------------
                                                                         1993          1992          1991          1990
------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                            $2,696        $2,402        $2,391        $2,342
Commercial                                                              2,313         2,181         2,122         2,062
Industrial                                                              2,200         2,126         2,088         2,085
Other                                                                      68            64            65            64
------------------------------------------------------------------------------------------------------------------------
Total retail                                                            7,277         6,773         6,666         6,553
Sales for resale within service area                                      447           409           417           412
Sales for resale outside service area                                     613           797           884           977
------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                8,337         7,979         7,967         7,942
Other revenues                                                            152            94            83           111
------------------------------------------------------------------------------------------------------------------------
Total                                                                  $8,489        $8,073        $8,050        $8,053
========================================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                            36,807        33,627        33,622        33,118
Commercial                                                             32,847        31,025        30,379        29,658
Industrial                                                             48,738        47,816        46,050        45,974
Other                                                                     814           777           817           806
------------------------------------------------------------------------------------------------------------------------
Total retail                                                          119,206       113,245       110,868       109,556
Sales for resale within service area                                   13,258        12,107        12,320        11,134
Sales for resale outside service area                                  12,445        16,632        19,839        24,402
------------------------------------------------------------------------------------------------------------------------
Total                                                                 144,909       141,984       143,027       145,092
========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                              7.32          7.14          7.11          7.07
Commercial                                                               7.04          7.03          6.99          6.96
Industrial                                                               4.51          4.45          4.53          4.53
Total retail                                                             6.10          5.98          6.01          5.98
Sales for resale                                                         4.12          4.20          4.05          3.91
Total sales                                                              5.75          5.62          5.57          5.47
Average Annual Kilowatt-Hour Use Per Residential Customer              12,378        11,490        11,659        11,637
Average Annual Revenue Per Residential Customer                       $906.60       $820.67       $829.18       $822.93
Plant Nameplate Capacity Ratings (year-end) (megawatts)                29,513        29,830        29,915        29,532
Maximum Peak-Hour Demand (megawatts):
Winter                                                                 19,432        19,121        19,166        17,629
Summer                                                                 25,937        24,146        25,261        25,981
System Reserve Margin (at peak)(percent)                                 13.2          14.3          16.5          14.0
Annual Load Factor (percent)                                             59.4          60.3          58.3          56.6
Plant Availability (percent):
Fossil-steam                                                             87.9          88.6          91.3          91.9
Nuclear                                                                  85.9          85.2          83.4          83.0
------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                     73.0          71.7          72.6          72.1
Nuclear                                                                  16.3          16.2          16.2          15.6
Hydro                                                                     3.9           4.6           4.4           4.4
Oil and gas                                                               0.9           0.5           0.6           1.3
Purchased power                                                           5.9           7.0           6.2           6.6
------------------------------------------------------------------------------------------------------------------------
Total                                                                   100.0         100.0         100.0         100.0
========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                     9,994         9,976        10,022        10,065
Cost of fuel per million BTU (cents)                                   166.85        162.58        168.28        172.81
Average cost of fuel per net kilowatt-hour generated (cents)             1.67          1.62          1.69          1.74
------------------------------------------------------------------------------------------------------------------------


                                             35A

Southern Company and Subsidiary Companies 1996 Annual Report

--------------------------------------------------------------------------------------------------------------------------
                                                                          1989          1988         1987           1986
--------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                               $2,194        $2,103        $2,042        $1,996
Commercial                                                                 1,965         1,835         1,692         1,613
Industrial                                                                 2,011         1,945         1,870         1,845
Other                                                                         60            56            54            52
---------------------------------------------------------------------------------------------------------------------------
Total retail                                                               6,230         5,939         5,658         5,506
Sales for resale within service area                                         401           480           461           511
Sales for resale outside service area                                        928           777         1,028           957
---------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                   7,559         7,196         7,147         6,974
Other revenues                                                                61            91            57            59
---------------------------------------------------------------------------------------------------------------------------
Total                                                                     $7,620        $7,287        $7,204        $7,033
===========================================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                               31,627        31,041        30,583        29,501
Commercial                                                                28,454        27,005        25,593        24,166
Industrial                                                                45,022        43,675        42,113        40,503
Other                                                                        787           763           737           723
---------------------------------------------------------------------------------------------------------------------------
Total retail                                                             105,890       102,484        99,026        94,893
Sales for resale within service area                                      11,419        14,806        13,282        14,347
Sales for resale outside service area                                     24,228        15,860        22,905        16,909
---------------------------------------------------------------------------------------------------------------------------
Total                                                                    141,537       133,150       135,213       126,149
===========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                 6.94          6.77          6.68          6.77
Commercial                                                                  6.91          6.79          6.61          6.67
Industrial                                                                  4.47          4.45          4.44          4.56
Total retail                                                                5.88          5.80          5.71          5.80
Sales for resale                                                            3.73          4.10          4.11          4.69
Total sales                                                                 5.34          5.40          5.29          5.53
Average Annual Kilowatt-Hour Use Per Residential Customer                 11,287        11,255        11,307        11,157
Average Annual Revenue Per Residential Customer                          $782.90       $762.42       $754.96       $754.93
Plant Nameplate Capacity Ratings (year-end) (megawatts)                   29,532        27,552        27,610        26,262
Maximum Peak-Hour Demand (megawatts):
Winter                                                                    20,772        18,685        18,185        19,665
Summer                                                                    24,399        23,641        23,194        23,255
System Reserve Margin (at peak) (percent)                                   21.0          15.0          16.2          11.4
Annual Load Factor (percent)                                                58.6          59.8          58.7          57.2
Plant Availability (percent):
Fossil-steam                                                                92.2          91.3          91.2          90.3
Nuclear                                                                     87.0          78.4          84.5          74.2
---------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                        71.5          77.7          77.8          79.4
Nuclear                                                                     15.7          14.5          13.1          11.5
Hydro                                                                        5.2           2.3           3.3           2.2
Oil and gas                                                                  1.1           0.7           0.6           0.9
Purchased power                                                              6.5           4.8           5.2           6.0
---------------------------------------------------------------------------------------------------------------------------
Total                                                                      100.0         100.0         100.0         100.0
===========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                       10,086        10,094        10,122        10,171
Cost of fuel per million BTU (cents)                                      171.00        170.36        176.64        185.89
Average cost of fuel per net kilowatt-hour generated (cents)                1.72          1.72          1.78          1.89
---------------------------------------------------------------------------------------------------------------------------

                                             35B